ITEM 77K-CHANGES IN REGISTRANT'S CERTIFYING ACCOUNT

PricewaterhouseCoopers LLP ("PWC") withdrew as the Fund's independent auditors due to PWC's business relationship with certain affiliates of the Advisor. Upon the recommendation of the Audit Committee, the Fund's Board of Directors, including the Directors who are not "interested persons" of the Fund, selected Deloitte & Touche LLP as the Fund's independent auditors. PWC's reports on the Fund's financial statements for the fiscal year ended December 31, 2002 contained no adverse opinion or disclamer of opinion nor were they qualified or modified as to the uncertainity, audit scope, or accounting principles. During the Fund's fiscal year ended December 31, 2002, and the interim period commencing January 1, 2003 and ending May 19, 2003, (i) there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclousure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of disagreements in connection with its report on the Fund's financial statements for such year, and (ii) there were no 'reportable events' of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.